Exhibit 5(a)

                    [LETTERHEAD OF MDU RESOURCES GROUP, INC.]


                                November 18, 2002


MDU Resources Group, Inc.
Schuchart Building
918 East Divide Avenue
P.O. Box 5650 Bismarck, North Dakota 58506-5650

Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-3 (the "Registration Statement") to be filed on or about the date hereof with the Securities and Exchange Commission (the "Commission") by MDU Resources Group, Inc. (the "Company") pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), contemplating the issuance and sale, from time to time, of up to 400,363 shares of its Common Stock, par value $1.00 per share (the "Shares"), and the Preference Share Purchase Rights appurtenant thereto (the "Rights"), which will be sold by the Company, it is my opinion that:

     1. The Company is a corporation validly organized and existing under the laws of the state of Delaware and is duly qualified to do business as a foreign corporation in the states of Minnesota, Montana, North Dakota, South Dakota and Wyoming.

     2. When the Company's Board of Directors or a duly authorized committee thereof shall have approved the issuance and sale of the Shares by the Company and upon the issuance and delivery thereof and the receipt by the Company of the consideration therefor, as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     3. The issuance of the Rights has been validly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with the Rights Agreement, dated as of November 12, 1998, between the Company and Wells Fargo Bank Minnesota N.A., as Rights Agent, will be validly issued.

     In rendering the opinion set forth in paragraph "2" above, I have necessarily assumed that the appropriate authorizations by the Federal Energy Regulatory Commission, the Montana Public Service Commission, and the Public Service Commission of Wyoming with respect to the issuance and sale by the Company of the Shares remain in full force and effect.

     I am a member of the North Dakota and Montana Bars and do not hold myself out as an expert on the laws of the States of Minnesota, Wyoming or South Dakota, but I have made a study through counsel located in such jurisdictions or


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otherwise of the laws of such jurisdictions insofar as such laws are involved in the conclusions expressed in this opinion. Insofar as the opinions expressed herein relate to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws, or the federal laws of the United States of America, I have relied on the opinion of even date herewith of Thelen Reid & Priest LLP, counsel to the Company, which opinion is to be filed as an exhibit to the Registration Statement.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name, as counsel, therein. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                   Very truly yours,

                                                /s/ Lester H. Loble, II
                                                  Lester H. Loble, II
                                       Executive Vice President, General Counsel
                                                     and Secretary